Exhibit 99.2

Dear Associates,

I am writing to share some exciting news. This morning we announced that we have entered into a definitive agreement to be acquired by LyondellBasell to create the industry’s leading Advanced Polymer Solutions businesses. The transaction will bring A. Schulman’s wide range of high-performance plastic compounds, composites and resins together with LyondellBasell’s current leading polymer offering, creating a highly complementary and expanded overall portfolio. When completed, we believe this combination will provide our customers with an outstanding value proposition and end-to end solutions under one roof.

LyondellBasell is headquartered in Houston, Texas and Rotterdam, Netherlands, and is one of the largest plastics, chemicals and refining companies in the world, with approximately 13,500 employees across the globe. LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. Together, we will be able to offer innovative products and solutions to more customers and to serve more of their needs.

LyondellBasell is equally enthusiastic about our Company, and looks forward to advancing our shared goal of developing products to meet today’s most pressing challenges. The talent and expertise you consistently demonstrate played an important role in LyondellBasell’s interest in A. Schulman, and we believe the combined organization will provide even greater development opportunities for our team.

While there are many reasons to be excited about this combination, today’s announcement is just the first step toward bringing our two companies together, and there are many decisions to be made as we begin our integration planning efforts in the coming months. I recognize that you will have questions moving forward. Please know that we do not expect any immediate changes to your day-to-day roles and responsibilities and we will continue to operate our business as usual until the acquisition closes, which we expect to occur in the second half of 2018.

In the meantime, A. Schulman and LyondellBasell will continue to operate independently. Due to legal restrictions, it is important that you do not contact LyondellBasell employees unless you have been specifically designated by A. Schulman to be part of the acquisition process, or you are doing so in the normal course of business (i.e. it is a contact you would be making even if this acquisition were not occurring).

Today’s announcement is likely to generate increased interest or questions from third parties, and it is important we speak with one voice. If you receive any inquiries from the media or investors, please forward them to Jennifer Beeman, Jennifer.beeman@aschulman.com or 330-668-7346.

LyondellBasell was attracted to A. Schulman because of our deep industry knowledge and the innovative, custom solutions that we provide to our customers. We would not be in the position that we are today without the exceptional work that you have all done and continue to do to advance our business.

Thank you for your hard work and continued commitment to A. Schulman. I hope you share my optimism for the opportunities that lie ahead and we look forward to sharing more about this transaction and the bright future ahead with LyondellBasell.

Sincerely,

Joseph M. Gingo

Chairman, President and Chief Executive Officer